     EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2007 (except for the Supplemental Guarantor Information Note as to which the date is April 19, 2007), in the Registration Statement (Form S-4) and related Prospectus of Invacare Corporation for the registration of $175,000,000 of 9¾% senior notes.
/s/ERNST & YOUNG LLP
Cleveland, Ohio
April 19, 2007